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                                                                    Exhibit 3.11

                            CERTIFICATE OF FORMATION

                                       OF

                                 AGH UPREIT LLC

            The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 De1.C.
Section 18-101, et seq. hereby certifies that:

            FIRST. The name of the limited liability company (hereinafter called the "limited liability company") is AGH UPREIT LLC.

            SECOND. The address of the registered office of the limited liability company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, Delaware, 19801.

            THIRD. The name and address of the registered agent for service of process on the limited liability company in the state of Delaware is The Corporation Trust company, Corporation Trust center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, Delaware, 19801.

            IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 5th day of May, 1996.


                                               /s/ Lauren Kruczko
                                               -------------------------------
                                               Name: Lauren Kruczko
                                               Authorized Person